Exhibit 4.1

Execution Version

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL TO THE HOLDER (IF REQUESTED BY THE COMPANY), IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD OR ELIGIBLE TO BE SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. THE PRINCIPAL AMOUNT REPRESENTED BY THIS NOTE AND, ACCORDINGLY, THE SECURITIES ISSUABLE UPON CONVERSION HEREOF MAY BE LESS THAN THE AMOUNTS SET FORTH ON THE FACE HEREOF PURSUANT TO THE TERMS OF THIS NOTE.

Fold Holdings, Inc.

Convertible Note

Issuance Date: March 6, 2025	Original Principal Amount: U.S. $46,279,500.00

FOR VALUE RECEIVED, Fold Holdings, Inc., a Delaware corporation (the “Company”), hereby promises to pay to SATS Credit Fund LP or its registered assigns (“Holder”) the amount set forth above as the Original Principal Amount (as reduced pursuant to the terms hereof pursuant to redemption, conversion or otherwise, the “Principal”) when due, whether upon the Maturity Date, or upon acceleration, redemption or otherwise (in each case in accordance with the terms hereof) and to pay interest (“Interest”) on any outstanding Principal at a rate of seven percent (7.0%) per annum (the “Interest Rate”) from the date set forth above as the Issuance Date (the “Issuance Date”) until the same becomes due and payable, whether upon the Maturity Date or upon acceleration, conversion, redemption or otherwise (in each case in accordance with the terms hereof). This Convertible Note (this “Note”) is issued pursuant to the Securities Purchase Agreement, dated as of March 6, 2025 (the “Subscription Date”), by and between the Company and the Holder, as amended from time to time. Certain capitalized terms used herein are defined in Section 20.

1. PAYMENTS OF PRINCIPAL. On the Maturity Date, the Company shall (a) transfer or cause to be transferred to the Holder the balance as of the Maturity Date of any Bitcoin Collateral not previously released to the Company upon conversion of Principal pursuant to Section 3, which shall be in satisfaction of all outstanding Principal, and (b) pay an amount in shares of Common Stock representing all accrued and unpaid Interest on such Principal.

2. INTEREST; INTEREST RATE.

(a) Interest on this Note shall commence accruing on the Issuance Date and shall be computed on the basis of a 360-day year and the actual number of calendar days in any such calendar month and shall be payable in arrears for on the first Trading Day of each fiscal quarter (each, an “Interest Date”). Interest shall be calculated by multiplying the Interest Rate by the then-outstanding Principal. The Company and the Holder acknowledge and agree that the Bitcoin Consideration (as defined in the Securities Purchase Agreement) paid to the Holder by the Company pursuant to the Securities Purchase Agreement shall constitute full payment of all Interest for the first four fiscal quarters following the Issuance Date. Beginning on April 1, 2026 (the “Initial Interest Share Payment Date”), Interest shall be payable on each Interest Date to the record holder of this Note on the applicable Interest Date, in shares of Common Stock (“Interest Shares”). The Interest to be paid on an Interest Date shall be paid in a number of validly issued, fully paid and non-assessable shares (rounded up to the nearest whole share) of Common Stock equal to the quotient of (1) the amount of Interest payable on such Interest Date and (2) the Conversion Price in effect on the applicable Interest Date.

(b) Beginning with the Initial Interest Share Payment Date and on each subsequent Interest Date, the Company shall promptly issue the applicable number of Interest Shares to the Holder and cause such Interest Shares to be registered in book-entry form in the name of the Holder on the Company’s share register (which book-entry records shall contain an appropriate notation concerning transfer restrictions of the Interest Shares, in accordance with applicable securities laws of the states of the United States and other applicable jurisdictions), and will provide to the Holder evidence of such issuance from the Company’s transfer agent.

3. CONVERSION OF NOTE. At any time after the Issuance Date and on or prior to the Maturity Date, this Note shall be convertible into validly issued, fully paid and non-assessable shares of Common Stock, on the terms and conditions set forth in this Section 3.

(a) Optional Conversion. At any time after the Issuance Date and on or prior to the Maturity Date, the Holder shall be entitled, on one or more occasions, to convert all or a portion of the outstanding and unpaid Principal into validly issued, fully paid and non-assessable shares of Common Stock in accordance with Section 3(d), at the Conversion Price. The Company shall not issue any fraction of a share of Common Stock upon any conversion. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up to the nearest whole share.

(b) Automatic Conversion. Following the Issuance Date and on or prior to the Maturity Date, the Company shall issue or cause to be issued to the Holder the following shares of Common Stock, as applicable (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or any other like change or transaction with respect to Common Stock occurring after the Issuance Date), upon the terms and subject to the conditions set forth in this Note (each such date of issuance, an “Automatic Conversion Date”):

(i) upon the occurrence of Triggering Event I, a number of shares equal to $4,627,950.00 (or such lesser Principal that is then-outstanding under this Note) divided by the Conversion Price;

(ii) upon the occurrence of Triggering Event II, a number of shares equal to $4,627,950.00 (or such lesser Principal that is then-outstanding under this Note) divided by the Conversion Price;

(iii) upon the occurrence of Triggering Event III, a number of shares equal to $9,255,900.00 (or such lesser Principal that is then-outstanding under this Note) divided by the Conversion Price;

(iv) upon the occurrence of Triggering Event IV, a number of shares equal to $9,255,900.00 (or such lesser Principal that is then-outstanding under this Note) divided by the Conversion Price;

(v) upon the occurrence of Triggering Event V, a number of shares equal to $9,255,900.00 (or such lesser Principal that is then-outstanding under this Note) divided by the Conversion Price; and

(vi) upon the occurrence of Triggering Event VI, a number of shares equal to $9,255,900.00 (or such lesser Principal that is then-outstanding under this Note) divided by the Conversion Price.

(c) For the avoidance of doubt, the Company shall issue to the Holder, and the Holder shall be entitled to receive, shares of Common Stock upon the occurrence of each Triggering Event; provided, however, that each Triggering Event shall only occur once, if at all, and in no event shall the Company be obligated to issue, nor the Holder entitled to receive, more than the number of shares of Common Stock issuable upon conversion of the Principal outstanding under this Note in accordance with this Section 3.

(d) Mechanics of Conversion.

(i) The number of shares of Common Stock issuable upon conversion of any Principal pursuant to Section 3(a) or Section 3(b) shall be determined by dividing (x) the amount of Principal subject to conversion by (y) the Conversion Price.

(ii) To convert any Principal into shares of Common Stock on any date (a “Conversion Date”), the Holder shall deliver (whether via electronic mail or otherwise), for receipt on or prior to 11:59 p.m., New York time, on such date, a copy of an executed notice of conversion in the form attached hereto as Exhibit I (each, an “Optional Conversion Notice”) to the Company. On each Automatic Conversion Date, the Company will deliver (whether via electronic mail or otherwise), for receipt on or prior to 11:59 p.m., New York time, on such date, an executed notice of conversion (each, an “Automatic Conversion Notice” and each Automatic Conversion Notice and Optional Conversion Notice, a “Conversion Notice”).

(iii) On the Conversion Date, in exchange for the issuance of shares of Common Stock underlying this Note, the Company and the Holder shall cause the custodian of the Bitcoin Collateral to release to the Company, free and clear of all liens, a number of Bitcoin equal to (x) the aggregate Principal subject to such conversion divided by (y) the Bitcoin Reference Price. The aggregate Principal outstanding under this Note shall be reduced by the amount of Principal so converted, concurrent with the issuance of shares of Common Stock in connection with such conversion.

(iv) The Company shall pay any and all reasonable transfer, stamp, issuance and similar taxes, costs and expenses (including, without limitation, fees and expenses of the transfer agent (as defined below)) that may be payable with respect to the issuance and delivery of Common Stock upon conversion of any Principal.

(e) The Company shall in all cases use its reasonable best efforts to comply with the delivery requirements set forth herein and shall do all things and take all actions reasonably requested by the Holder in furtherance thereof.

(f) The Company shall maintain a register (the “Register”) for the recordation of the names and addresses of the holders of the Note and the principal amount of the Note held by such holders (the “Registered Notes”). The entries in the Register shall be conclusive and binding for all purposes absent manifest error. The Company and the holders of this Note shall treat each Person whose name is recorded in the Register as the owner of the Note for all purposes (including, without limitation, the right to receive payments of Principal and Interest hereunder) notwithstanding notice to the contrary. A Registered Note may be assigned, transferred or sold in whole or in part only by registration of such assignment or sale on the Register. Upon its receipt of a written request to assign, transfer or sell all or part of any Registered Note by the holder thereof, the Company shall record the information contained therein in the Register and issue one or more new Registered Notes in the same aggregate principal amount as the principal amount of the surrendered Registered Note to the designated assignee or transferee pursuant to Section 11, provided that if the Company does not so record an assignment, transfer or sale (as the case may be) of all or part of any Registered Note within two (2) Business Days of such a request, then the Register shall be automatically deemed updated to reflect such assignment, transfer or sale (as the case may be). Notwithstanding anything to the contrary set forth in this Section 3, following conversion of any portion of this Note in accordance with the terms hereof, the Holder shall not be required to physically surrender this Note to the Company unless (A) the full Principal represented by this Note is being converted (in which event this Note shall be delivered to the Company following conversion thereof as contemplated by Section 3(d)) or (B) the Holder has provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of this Note upon physical surrender of this Note. The Holder and the Company shall maintain records showing the Principal and Interest converted and/or paid (as the case may be) and the dates of such conversions, and/or payments (as the case may be) or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Note upon conversion. If the Company does not update the Register to record such Principal and Interest converted and/or paid (as the case may be) and the dates of such conversions, and/or payments (as the case may be) within two (2) Business Days of such occurrence, then the Register shall be automatically deemed updated to reflect such occurrence.

4. RIGHTS UPON EVENT OF DEFAULT.

(a) Event of Default. Each of the following events shall constitute an “Event of Default”, provided that, for the avoidance of doubt, if applicable, the following events shall not constitute an Event of Default if such events are cured within time periods set forth in this Section 4(a):

(i) the suspension from trading or the failure of the Common Stock to be trading or listed (as applicable) on an Eligible Market for a period of five (5) consecutive Trading Days;

(ii) the Company’s or any Subsidiary’s failure to pay to the Holder any amount of Interest when and as due under this Note, if such failure remains uncured for a period of at least five (5) Business Days;

(iii) bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for the relief of debtors shall be instituted by or against the Company or any Subsidiary and, if instituted against the Company or any Subsidiary by a third party, shall not be dismissed within forty-five (45) days of their initiation;

(iv) the commencement by the Company or any Subsidiary of a voluntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree, order, judgment or other similar document in respect of the Company or any Subsidiary in an involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable federal, state or foreign law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Subsidiary or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the execution of a composition of debts, or the occurrence of any other similar federal, state or foreign proceeding, or the admission by it in writing of its inability to pay its debts generally as they become due, the taking of corporate action by the Company or any Subsidiary in furtherance of any such action or the taking of any action by any Person to commence a Uniform Commercial Code foreclosure sale or any other similar action under federal, state or foreign law; and

(v) the entry by a court of (i) a decree, order, judgment or other similar document in respect of the Company or any Subsidiary of a voluntary or involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or (ii) a decree, order, judgment or other similar document adjudging the Company or any Subsidiary as bankrupt or insolvent, or approving as properly filed a petition seeking liquidation, reorganization, arrangement, adjustment or composition of or in respect of the Company or any Subsidiary under any applicable federal, state or foreign law or (iii) a decree, order, judgment or other similar document appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Subsidiary or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree, order, judgment or other similar document or any such other decree, order, judgment or other similar document unstayed and in effect for a period of forty-five (45) consecutive days.

(b) Notice of an Event of Default; Redemption Right. Upon the occurrence of an Event of Default with respect to this Note, the Company shall within five (5) Business Days deliver written notice thereof via electronic mail and overnight courier (with next day delivery specified) (an “Event of Default Notice”) to the Holder. At any time after the Holder’s receipt of an Event of Default Notice and the Company’s failure to cure such Event of Default following a reasonable period of time, the Holder may require the Company to redeem all or any portion of this Note by delivering written notice thereof (the “Event of Default Redemption Notice”) to the Company, which Event of Default Redemption Notice shall indicate the portion of this Note the Holder is electing to redeem. Each portion of this Note subject to redemption by the Company pursuant to this Section 4(b) shall be redeemed by the Company by returning to the Holder the amount of Bitcoin Collateral that has not previously been released to the Company in connection with the conversion of Principal into shares of Common Stock pursuant to Section 3.

5. NONCIRCUMVENTION. The Company hereby covenants and agrees that the Company will not, by amendment of its Certificate of Incorporation (as defined in the Securities Purchase Agreement), Bylaws (as defined in the Securities Purchase Agreement) or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, and will at all times in good faith carry out all of the provisions of this Note and take all action as may be required to protect the rights of the Holder of this Note. Without limiting the generality of the foregoing or any other provision of this Note, the Company (a) shall not increase the par value of any shares of Common Stock receivable upon conversion of this Note above the Conversion Price then in effect, and (b) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the conversion of this Note.

6. RESERVATION OF AUTHORIZED SHARES. So long as the Note remains outstanding, the Company shall at all times reserve at least 100% of the number of shares of Common Stock as shall from time to time be necessary to effect the conversion of all the Principal then outstanding (assuming for such purpose the Note remains outstanding until the Maturity Date) at the Conversion Price then in effect.

7. VOTING RIGHTS. The Holder shall have no voting rights as the holder of this Note, except as required by law (including, without limitation, the Delaware General Corporation Law) and as expressly provided in this Note.

8. COVENANTS. Until this Note has been fully converted, redeemed or otherwise satisfied in accordance with its terms:

(a) Rank. All payments due under this Note shall be subordinate to the Senior Secured Convertible Note issued by the Company to ATW Growth Opportunities SPV, LLC.

(b) Incurrence of Indebtedness. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, incur or guarantee, assume or suffer to exist any indebtedness that would encumber the Bitcoin Collateral.

(c) Existence of Liens. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, allow or suffer to exist any mortgage, lien, pledge, charge, security interest or other encumbrance upon the Bitcoin Collateral.

(d) Preservation of Existence, Etc. The Company shall maintain and preserve its existence, rights and privileges, and become or remain duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary; provided, that a wholly-owned Subsidiary may merge or consolidate into another.

(e) Taxes. The Company and its Subsidiaries shall pay when due all material taxes, fees or other charges of any nature whatsoever (together with any related interest or penalties) now or hereafter imposed or assessed against the Company and its Subsidiaries (except where the failure to pay would not, individually or in the aggregate, have a material adverse effect on the Company or any of its Subsidiaries). The Company and its Subsidiaries shall file on or before the due date therefor all personal property tax returns (except where the failure to file would not, individually or in the aggregate, have a material effect on the Company or any of its Subsidiaries). Notwithstanding the foregoing, the Company and its Subsidiaries may contest, in good faith and by appropriate proceedings, taxes for which they maintain adequate reserves therefor in accordance with GAAP.

9. SECURITY; SOLE RECOURSE. This Note is secured by, and the Holder’s sole recourse under this Note shall be in respect of, the Bitcoin Collateral.

10. AMENDING THE TERMS OF THIS NOTE. Except for Section 9, which may not be amended, modified or waived, the prior written consent of the Required Holders (as defined in the Securities Purchase Agreement) shall be required for any amendment, modification or waiver to this Note. Any amendment, modification or waiver so approved shall be binding upon all existing and future Holders.

11. REISSUANCE OF THIS NOTE.

(a) Transfer. If this Note is to be transferred, the Holder shall surrender this Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note (in accordance with Section 11(d)), registered as the Holder may request, representing the outstanding Principal being transferred by the Holder and, if less than the entire outstanding Principal is being transferred, a new Note (in accordance with Section 11(d)) to the Holder representing the outstanding Principal not being transferred. The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of Section 3(f) following conversion or redemption of any portion of this Note, the outstanding Principal represented by this Note may be less than the Principal stated on the face of this Note.

(b) Lost, Stolen or Mutilated Note. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note (as to which a written certification and the indemnification contemplated below shall suffice as such evidence), and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary and reasonable form and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver to the Holder a new Note (in accordance with Section 11(d)) representing the outstanding Principal.

(c) Note Exchangeable for Different Denominations. This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Note or Notes (in accordance with Section 11(d) and in principal amounts of at least $1,000) representing in the aggregate the outstanding Principal of this Note, and each such new Note will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.

(d) Issuance of New Notes. Whenever the Company is required to issue a new Note pursuant to the terms of this Note, such new Note (i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such new Note, the Principal remaining outstanding (or in the case of a new Note being issued pursuant to Section 11(a) or Section 11(c), the Principal designated by the Holder which, when added to the principal represented by the other new Notes issued in connection with such issuance, does not exceed the Principal remaining outstanding under this Note immediately prior to such issuance of new Notes), (iii) shall have an issuance date, as indicated on the face of such new Note, which is the same as the Issuance Date of this Note, (iv) shall have the same rights and conditions as this Note, and (v) shall represent accrued and unpaid Interest of this Note, from the Issuance Date.

12. REMEDIES. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder’s right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Note. No failure on the part of the Holder to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by the Holder of any right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. In addition, the exercise of any right or remedy of the Holder at law or equity or under this Note or any of the documents shall not be deemed to be an election of Holder’s rights or remedies under such documents or at law or equity. The Company covenants to the Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof).

13. CONSTRUCTION; HEADINGS. This Note shall be deemed to be jointly drafted by the Company and the initial Holder and shall not be construed against any such Person as the drafter hereof. The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note. Unless the context clearly indicates otherwise, each pronoun herein shall be deemed to include the masculine, feminine, neuter, singular and plural forms thereof. The terms “including,” “includes,” “include” and words of like import shall be construed broadly as if followed by the words “without limitation.” The terms “herein,” “hereunder,” “hereof” and words of like import refer to this entire Note instead of just the provision in which they are found. Unless expressly indicated otherwise, all section references are to sections of this Note.

14. FAILURE OR INDULGENCE NOT WAIVER. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

15. NOTICES. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with the Securities Purchase Agreement. The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Note, including in reasonable detail a description of such action and the reason therefore. Without limiting the generality of the foregoing, the Company will give written notice to the Holder upon any adjustment of the Conversion Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment.

16. CANCELLATION. After all Principal, accrued Interest and other amounts at any time owed on this Note have been paid in full, this Note shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be reissued.

17. WAIVER OF NOTICE. To the extent permitted by law, the Company hereby irrevocably waives demand, notice, presentment, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Securities Purchase Agreement.

18. GOVERNING LAW. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of New York, without giving effect to any provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. The Company hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. THE COMPANY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS NOTE OR ANY TRANSACTION CONTEMPLATED HEREBY.

19. SEVERABILITY. If any provision of this Note is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Note so long as this Note as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

20. CERTAIN DEFINITIONS. For purposes of this Note, the following terms shall have the following meanings:

(a) “1933 Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

(b) “Bitcoin” means one unit of the digital currency traded under the ticker symbol “BTC”.

(c) “Bitcoin Collateral” means the 500 Bitcoin contributed by the Holder to the Company pursuant to the Securities Purchase Agreement.

(d) “Bitcoin Reference Price” means $92,559.

(e) “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(f) “Closing Date” shall have the meaning set forth in the Securities Purchase Agreement, which date is the date the Company initially issued the Note pursuant to the terms of the Securities Purchase Agreement.

(g) “Common Stock” means the Company’s shares of common stock, $0.0001 par value per share.

(h) “Conversion Price” means, as of any Conversion Date or other date of determination, $12.50, subject to adjustment as provided herein.

(i) “Eligible Market” means The New York Stock Exchange, the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Select Market or the Nasdaq Global Market.

(j) “GAAP” means United States generally accepted accounting principles, consistently applied.

(k) “Maturity Date” shall mean the later of (x) March 6, 2030 and (y) the date that is 91 days after the “Maturity Date” under the Senior Secured Convertible Note issued to ATW Growth Opportunities SPV, LLC by the Company.

(l) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or a government or any department or agency thereof.

(m) “Principal Amount” means, with respect to a given date, the value of the outstanding Principal on such date in U.S. Dollars, using an exchange rate equal to the Bitcoin Reference Price.

(n) “Securities Purchase Agreement” means that certain securities purchase agreement, dated as of the Subscription Date, by and among the Company and the initial Holders pursuant to which the Company issued this Note, as may be amended from time to time.

(o) “Subject Share Price” means the share price equal to the closing share price of Common Stock for a period of at least twenty (20) days out of thirty (30) consecutive trading days ending on the trading day immediately prior to the date of determination (as equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes or transactions with respect to shares of Common Stock).

(p) “Subscription Date” means March 6, 2025.

(q) “Subsidiaries” means any Person in which the Company, directly or indirectly, (i) owns any of the outstanding capital stock or holds any equity or similar interest of such Person or (ii) controls or operates all or any part of the business, operations or administration of such Person.

(r) “Trading Day” means a day on which national stock exchanges in the United States are open for trading.

(s) “Triggering Event I” means the date on which the Subject Share Price is greater than or equal to $15.00.

(t) “Triggering Event II” means the date on which the Subject Share Price is greater than or equal to $20.00.

(u) “Triggering Event III” means the date on which the Subject Share Price is greater than or equal to $25.00.

(v) “Triggering Event IV” means the date on which the Subject Share Price is greater than or equal to $30.00.

(w) “Triggering Event V” means the date on which the Subject Share Price is greater than or equal to $35.00.

(x) “Triggering Event VI” means the date on which the Subject Share Price is greater than or equal to $40.00.

[Signature page follows]

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed as of the Issuance Date set out above.

FOLD HOLDINGS, INC.

By:	/s/ Will Reeves
	Name:	Will Reeves
	Title:	Chief Executive Officer

Senior Convertible Note - Signature Page

EXHIBIT I

FOLD HOLDINGS, INC.
CONVERSION NOTICE

Reference is made to the Convertible Note (the “Note”) issued to the undersigned by Fold Holdings, Inc., a Delaware corporation (the “Company”). In accordance with and pursuant to the Note, the undersigned hereby elects to convert the Principal Amount (as defined in the Note) of the Note indicated below into shares of Common Stock, $0.0001 par value per share (the “Common Stock”), of the Company, as of the date specified below. Capitalized terms not defined herein shall have the meaning as set forth in the Note.

Date of Conversion:

Aggregate Principal to be converted:

Aggregate accrued and unpaid Interest and accrued and unpaid Late Charges with respect to such portion of the Aggregate Principal and such Aggregate Interest to be converted:

AGGREGATE PRINCIPAL AMOUNT
TO BE CONVERTED:

Please confirm the following information:

Conversion Price:	$12.50

Number of shares of Common Stock to be issued:

Please issue the Common Stock into which the Note is being converted to Holder, or for its benefit, as follows:

Issue to:

Date: _____________ __,

Name of Registered Holder

By:
Name:
Title:

Tax ID:

E-mail Address: